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                                                                 Exhibit 10.13.5

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT



      AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made as of June 18, 1999, by and among XL Capital Ltd ("AXL"), Dasher Acquisition Corp. ("ACQUISITION"), NAC Re Corporation ("NAC RE") and NAC Reinsurance Corporation ("NAC") (collectively, NAC Re and NAC shall be referred to as the "COMPANY" or the "EMPLOYER"), and Nicholas M. Brown, Jr. ("EXECUTIVE").

                               W I T N E S S E T H


      WHEREAS, as of June 10, 1998, the Company and the Executive entered into an employment agreement (the "AGREEMENT"); and

      WHEREAS, XL, Acquisition and the Company have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"); and

      WHEREAS, XL, Acquisition and the Company wish to have the Executive continue his employment under the Agreement through the consummation of the merger transactions contemplated by the Merger Agreement (such consummation date hereafter referred to as the "CIC DATE") and thereafter, as modified in certain respects, and the Executive wishes to continue such employment.

      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereto hereby agree to continue Executive's employment in accordance with the terms of the Agreement, which continues in full force and effect, and hereby amend and restate the Agreement in its entirety as follows effective as of the CIC Date:

      1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms shall have the following meanings when used in this Agreement with initial capital letters:

      (a) "ANNUAL INCENTIVE PLAN" shall mean: (i) prior to the CIC Date, the NAC Re Corp. Amended and Restated Annual Incentive Plan ("NAC RE AIP") as referred to in Exhibit 10.11 of the NAC Re Corp. 1997 Annual Report on Form 10-K ("FORM 10-K"); following the CIC Date and prior to February 28, 2002, either the NAC Re AIP or the annual incentive plan maintained by XL for its senior executives ("XL AIP"), as designated by the Executive prior to November 1 of each year; and
(iii) on or after February 28, 2002, the XL AIP.

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                                      -2-


      (b) "BOARD" shall mean, prior to the CIC Date, the Board of Directors of NAC Re Corp., and following the CIC Date, the Board of Directors of XL and the Board of Directors of XL America, Inc.

      (c) "CAUSE" shall mean Executive's willful breach of duty in the course of his employment or Executive's habitual neglect of his employment duties in a manner that materially impacts the business or reputation of Employer unless such breach or neglect is of a nature that reasonably can be corrected and is corrected within sixty (60) days following written notice to Executive in respect thereof. For purposes of this Section 1(c), no act or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 1(c) and specifying the particulars thereof in detail.

      (d) "CHANGE IN CONTROL" shall mean, through the CIC Date, a change in control of NAC Re Corp. A Change in Control of NAC Re Corp. shall be deemed to have occurred on the CIC Date.

      In the event XL has, as of the CIC Date, or thereafter enters into, with any of its senior executives agreements with respect to the change in control of XL which provide for greater benefits than due under Section 7(c) hereof in such situation on a change in control of XL, a similar agreement shall be offered to Executive to receive such amounts in lieu of the amounts due hereunder.

      (e) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      (f) "COMMON STOCK," prior to the CIC Date, shall mean the common stock, ten cents (104) par value, of NAC Re Corp., and after the CIC Date, shall mean the common stock, one cent ($.01) par value, of XL Capital Ltd.

      (g) "COMPENSATION" shall mean the sum of (i) Executive's annual base salary pursuant to Section 5(a) hereof and (ii) Executive's annual bonus at target pursuant to Section 5(b) hereof.

      (h) "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Board.

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                                      -3-


      (i) "DISABILITY" shall mean permanent and total disability as such term is defined in the Employer's long term disability plan in effect on the Effective Date. Any question as to the existence of Disability upon which Executive and Employer cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, such selection shall be made by any adult member of Executive's immediate family or Executive's legal representative), and approved by Employer, said approval not to be unreasonably withheld. The determination of such physician made in writing to Employer and to Executive shall be final and conclusive for all purposes of this Agreement.

      (j) "EFFECTIVE DATE" shall mean June 10, 1998. This Amendment and Restatement of the Employment Agreement shall be effective as of the CIC Date.

      (k) "FINAL AVERAGE COMPENSATION" shall mean Executive's highest average annual Compensation earned during any consecutive thirty-six (36) complete months (or lesser actual period of receiving Compensation) during the period of sixty (60) complete months (or lesser actual period of receiving Compensation) immediately preceding Executive's termination of employment with Employer.

      (l) "GOOD REASON" shall mean, for all purposes other than with respect to all restricted Common Stock which has been issued to Executive but is unvested as of the CIC Date and all options to acquire Common Stock or stock appreciation rights ("SARS") which have been granted to Executive but remain unvested as of the CIC Date (the "EXECUTIVE EQUITY RIGHTS"), the occurrence, without (other than with respect to (iv)) Executive's express written consent, of any of the following circumstances:

            (i) the assignment to Executive of any duties inconsistent with his offices and status as of the Effective Date (or any offices and status to which Executive has been promoted at the time), or a substantial diminution in the nature or status of Executive' s responsibilities (other than as the result of the Company no longer being a public company);

            (ii) the failure of Employer to retain Executive as Chief Executive Officer of NAC Re or in any other capacities set forth in Section 2 hereof or a failure to maintain Executive as the most senior executive with regard to the operations of XL, Employer and their affiliates in North America with the powers, authorities and duties commensurate with such positions, subject to Executive's obligations to report to the CEO of XL (in his capacity as Executive Vice President of XL), the Board of Employer, the Board of Directors of XL and the Board of Directors of XL America, Inc.;

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                                      -4-


            (iii) a reduction in Executive's annual base salary as in effect on the Effective Date, on January 1, 1999, or as the same may be increased from time to time;

            (iv) an election by the Executive, on at least 30 days' written notice given at any time after July 31, 2001, to terminate his employment between September 1, 2001, and February 28, 2002 inclusive, for any reason (or no reason);

            (v) the relocation of the office in which Executive is located on the Effective Date to a location more than forty-five (45) miles therefrom;

            (vi) a material reduction in the aggregate benefits and compensation provided to Executive under employee pension and welfare benefit plans and incentive compensation, stock option and stock ownership plans from that which existed immediately prior to the CIC Date, or a failure to provide cash and equity incentives at a level comparable to similarly situated executives of XL;

            (vii) the failure of Employer to obtain a satisfactory agreement from any successor (other than any successor resulting from the transactions contemplated by the Merger Agreement) to assume and agree to perform this Agreement, as contemplated in Section 11 hereof;

            (viii) termination of Executive's employment as a result of his death or Disability prior to March 1, 2002;

            (ix) any purported termination of Executive's employment by Employer for Cause for which Executive is not given notice of such termination in accordance with Section 1(c) hereof; for purposes of this Agreement, no such purported termination shall be effective;

            (x) any other material breach of this Agreement by Employer or XL, including but not limited to any material breach of Section 2(b) hereof;

            (xi) Brian O'Hara ceasing to be Chief Executive Officer of XL, Brian O'Hara not being Chief Executive Officer of the parent entity in the group of entities controlling, controlled by, or under common control with XL, or Executive being required to report to anyone other than the Chief Executive Officer of XL (in Executive's capacity as Executive Vice President of XL), the Board of the Employer, the Board of Directors of XL or the Board of Directors of XL America, Inc.;

            (xii) the failure of either Employer or XL to make normal equity grants to Executive for 1999 in accordance with past practices of NAC Re and XL, as the case may be, based on Executive's level of position; provided, however, that such

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                                      -5-


      XL grant may be reduced by a number of shares equal to the product of (A) the number of shares subject to the 1999 NAC Re grant (as converted to XL options) multiplied by (B) a fraction, the numerator of which shall be the number of days from the date of the 1999 XL grant through the first anniversary of the 1999 NAC Re grant and the denominator of which shall be 365.

      Notwithstanding anything in this Section 1(l) to the contrary, neither of the following shall constitute "GOOD REASON": (A) any diminution of duties resulting from the fact that NAC Re ceases to be a publicly traded, independent reinsurance company as a result of the consummation of the transactions contemplated by the Merger Agreement, and (B) any change in duties resulting from failure to continue the Executive as Co-Chairman, or Chairman, of the management committees specified in Section 2(d) of this Agreement if such committees are discontinued, provided that he is offered similar titles and responsibilities with the replacements (if any) therefor.

      Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Executive may terminate his employment for Good Reason (other than pursuant to paragraphs (ii), (iv) (v) or (viii), with regard to which the remainder of this paragraph shall not apply) only if Executive shall provide the Company with not less than sixty (60) days' written notice of intent to terminate for Good Reason, which notice shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for Executive's termination for Good Reason, and the Company shall not have cured or remedied its violation within sixty (60) days following its receipt of such written notice. If within sixty (60) days following the date on which such notice of termination is given, Employer notifies Executive that a dispute exists concerning the grounds for termination, the date of termination for determining the timing of any obligation under this Agreement shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by arbitration pursuant to Section 15 hereof; provided, further, that the date of termination shall be extended by a dispute only if such notice of dispute is given in good faith and Employer pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, Employer will continue to pay Executive his full Compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, annual base salary) and continue Executive as a participant in all other incentive compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 1(1), unless resolution of such dispute is unreasonably delayed by Executive. Amounts paid under this Section 1(1) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

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                                      -6-


      Notwithstanding the above, for all purposes relating to the Executive Equity Rights (as such term is defined in this Section 1(l), the definition of "GOOD REASON" shall not be amended as of the CIC Date but shall remain as defined prior to this amendment and restatement, which definition is set forth in Appendix "A" to this Amended and Restated Employment Agreement.

      (m) "GRANT DATE" shall mean the date on which the Board or the Compensation Committee approves the grant of a non-qualified option to purchase Common Stock (or a stock appreciation right) or the award of restricted Common Stock to Executive

      (n) "LONG-TERM INCENTIVE PLAN" shall mean: (i) with respect to grants made thereunder prior to the CIC Date, the NAC Re Corp. Long-Term Incentive Plan ("NAC RE LTIP") as referred to in Exhibit 10.12 to the Form 10-K; (ii) with respect to grants made thereunder following the CIC Date and prior to February 28, 2002, either the NAC Re LTIP or the long-term incentive plan maintained by XL for its senior executives ("XL LTIP"), as designated by Executive prior to November 1 of each year; and (iii) with respect to grants made thereunder on or after February 28, 2002, the XL LTIP.

      (o) "TERM" shall mean the term provided in Section 4 hereof.

      (p) "CIC DATE" shall mean the consummation date of the merger transactions referred to in the Merger Agreement.

      (q) "MATERIAL CAUSE" shall mean Executive's willful (as defined in Section 1(c)) actions or inactions intended to result in material damage to XL or the Employer. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Material Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 1(q) and specifying the particulars thereof in detail.

      (r) "MERGER AGREEMENT" shall mean the Agreement and Plan of Merger among XL Capital Ltd ("XL"), NAC Re Acquisition Corp. ("ACQUISITION"), and NAC Re Corporation ("NAC RE") dated as of February 15, 1999.

      2. EMPLOYMENT; DUTIES.

      (a) Commencing on the CIC Date, Executive shall be employed as the Employer's, XL's and their affiliates' most senior executive with regard to property and casualty

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                                      -7-


insurance and reinsurance operations in North America (subject to his obligations to report to the CEO of XL (in his capacity as Executive Vice President of XL), the Board of the Employer, the Board of XL and the Board of XL America, Inc.), including but not limited to: (a) Chief Executive Officer, President and Chairman of the Board of NAC Re, and (in his discretion) of its principal operating subsidiaries; (b) Executive Vice President of XL; (c) President and CEO of XL America, Inc.; and (d) Co-chairman of the XL Reinsurance Executive Management Board and Chairman of the XL North American Insurance Executive Management Board (with continuation in these chairmanships subject to future changes in XL's business and management structures, provided he is given similar titles and responsibilities with the replacements, if any, therefor.

      (b) As CEO of XL America, Inc., Executive will have management and profit and loss responsibility for all current and future North American property and casualty insurance and reinsurance operations and related service businesses except to the extent that all or part of such responsibility is allocated to other executives of XL or its subsidiaries with the express written consent of Executive. As CEO of XL America, Inc. and NAC Re, Executive will have full management and supervisory responsibility for all current and future employees of XL America, Inc. and NAC Re and NAC Re's principal operating subsidiaries, except to the extent such responsibilities are reasonably delegated to others or shared with individuals outside of NAC Re or XL America, Inc., respectively, with the express written consent of Executive.

      3. DIRECTORSHIPS. Executive has been appointed to, and shall continue to serve on, the Boards of Directors of NAC Reinsurance Corporation, Greenwich Insurance Company, and Indian Harbor Insurance Company. It is agreed that Executive will be considered for membership on the XL Board of Directors if the current practice of restricting membership to one member of management is revised.

      4. TERM. The term of this Agreement shall commence on the Effective Date and shall continue through June 30, 2003, unless terminated earlier pursuant to
Section 7 hereof.

      5. COMPENSATION AND BENEFITS DURING THE TERM.

      (a) Base Salary: Executive's annual base salary shall be FIVE HUNDRED AND FIFTEEN THOUSAND DOLLARS ($515,000.00), and shall be SIX HUNDRED AND TWENTY-FIVE THOUSAND DOLLARS ($625,000), effective January 1, 1999, and shall be reviewed annually for increase commencing March 2000 in conjunction with normal salary administration.

      (b) Annual Bonus Opportunity. During the Term, Executive shall participate in the Annual Incentive Plan at the following levels of annual base salary earned during

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                                      -8-


each such year based on corporate performance in accordance with the terms of the Annual Incentive Plan and the determination of the Compensation Committee:

              (i)    NAC Re AIP:      45% (0-90% opportunity);

              (ii)   XL AIP:          comparable to that of other senior
                                      executives of comparable position at XL.

      (c) Long-Term Bonus Opportunity: During the Term, Executive shall participate in the Long-Term Incentive Plan at the following target levels of annual base salary earned during the applicable performance period; provided, however, that for any performance period in which Executive has not received annual base salary during the entire period, annual base salary during any partial year shall be annualized:

              (i)    NAC Re LTIP:     prior to January 1, 1999 - 55% (0-110%
                                      opportunity); effective with respect to
                                      measurement periods ending after
                                      January 1, 1999 - 60% (0-120%
                                      opportunity);

              (ii)   XL LTIP:         comparable to that of other senior
                                      executives of comparable position at XL.

      (d) Special Stock Option Grant:

            (i) On or prior to the Effective Date, Executive shall be granted stock appreciation rights ("SARS"), which will automatically convert into non-qualified options on November 11, 1998, with respect to one hundred and twenty five thousand (125,000) shares of Common Stock, twenty percent (20%) of which shall vest on each of the five (5) anniversaries of the Grant Date, provided that Executive is employed by Employer on those dates. The exercise price of the foregoing SARs shall be the fair market value of a share of Common Stock on the Grant Date.

            (ii) Nothing herein shall have the effect of modifying or superseding the terms of any SARs or stock option grants or restrictive stock grants to which the Executive may be entitled pursuant to his prior employment contract.

            (iii) Options or SARs granted pursuant to this Agreement shall be subject to the terms and conditions of the Company's stock option plans and shall expire, unless exercised, ten (10) years following the Grant Date.

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                                      -9-


            (iv) Upon the consummation of the merger transactions contemplated by the Merger Agreement, each outstanding stock option into which an SAR granted under this section shall have been converted, and all other outstanding SAR, stock option, or restricted stock grants then held by Executive or to which he may then be entitled pursuant to a prior employment contract, shall be deemed to constitute an option or other equity grant with respect to common stock of XL Capital, Ltd upon the terms set forth in Section 1.6 of the Merger Agreement.

      To the extent necessary to cause the condition set forth in Section 6.1(g) of the Merger Agreement to be satisfied, the Executive hereby waives the rights he may have, if any, to receive a lump sum cash amount with respect to any outstanding Stock Options.

      (e) Annual Stock Option Grant: Executive shall be given the opportunity to be granted additional options or SARs with respect to shares of Common Stock with an underlying market value at the time of grant of 100-125% of Executive's annual base salary at the time of grant in accordance with and commencing upon Employer's next regular grant of options following the Effective Date; provided, however, that nothing contained in this Section 5(f) shall confer upon Executive any right to such additional options or SARs. Following the CIC Date, any opportunity for a grant of options or other equity grants, including grants of SARs and restricted stock, will be in respect of common stock of XL Capital Ltd, in accordance with the terms set forth in Section 1.6 of the Merger Agreement and the relevant plans and policies of XL applicable to senior executives of XL at a level comparable to Executive; provided, however, that nothing contained in this Section 5(e) shall confer upon Executive any right to such options or other equity grants.

      (f) Supplemental Retirement Benefit:

            (i) If Executive's employment terminates with Employer and its affiliates on or after his attaining age fifty (50), Executive shall be paid a lifetime annual retirement benefit, commencing within thirty (30) days following the date of such retirement, equal to fifty percent (50%) of Executive's Final Average Compensation, reduced by benefits from any defined benefit pension plans maintained by Employer or its affiliates and any defined benefit pension plans maintained by any previous employers. Any retirement benefit that is payable prior to age sixty (60) shall be reduced by five percent (5%) per year for each year prior to age sixty
      (60); e.g. at age fifty (50) the benefit would equal twenty five percent (25%) of Executive's Final Average Compensation. The benefit will be paid to Executive for his lifetime and, upon his death, fifty percent (50%) of his benefit will be paid to his surviving spouse, if any, for her lifetime. In the event of the Executive's death after age fifty (50) but prior to retirement, a benefit shall be paid to the Executive's surviving spouse, if any, for her lifetime equal to the benefit which would have been payable to the spouse assuming Executive had retired the day preceding the date of death and then died.

            (ii) If Executive's employment terminates with Employer and its affiliates during the term of this contract but prior to his attaining age fifty (50), for the purpose of allowing Executive to vest in the retirement benefit as set forth in (i) above, Employer or its affiliates shall provide Executive with additional service credit, in addition to actual service credit for purposes of determining the eligibility for the retirement benefit in subsection (i), above, equal to four (4) years service credit plus service credit equal to the greater of three (3) years credit or credit for the balance of the contract term. In the event of Executive's death during the term of this contract but prior to attaining age fifty (50), a benefit shall be paid to the Executive's surviving spouse, if any, assuming the Executive had terminated employment the day preceding the date of his death and then died.

            (iii) (1) If Executive's employment terminates with Employer and its affiliates due to his Disability, a supplemental disability benefit shall be payable under the terms of this Agreement. The amount of such supplemental disability benefit shall equal the difference between (x) fifty percent (50%) of Executive's Final Average Compensation and (y) the benefit received by Executive under the long term disability plan of Employer or its affiliates. Such supplemental benefit shall be payable at the same time and under the same terms as the long term disability plan benefit. This supplemental disability benefit shall cease when benefits under the long term disability plan cease.

            (iv) (2) Upon cessation of disability benefits at age sixty-five
      (65), the Executive will become eligible for a retirement benefit under paragraph (i) of this Section 5 (f). In the event supplemental disability benefits cease prior to age (65) and the Executive does not return to work with the Company or its affiliates, for purposes of this Section 5 (f) the Executive shall be considered to have terminated employment or died, as appropriate, as of the date supplemental disability benefits ceased.

            (v) The calculation of the benefits payable pursuant to this Section 5(f) shall be performed by the actuary for the defined benefit pension plan(s) of the Employer or its affiliates, if any, otherwise by an independent actuary selected by the Employer or its affiliates, whose calculation shall be final and binding on all persons. The benefits payable pursuant to this Section 5(f) shall be unfunded and the Executive will not be considered to have received a taxable economic benefit prior to the time at which benefits are actually payable hereunder. Accordingly, the Employer or its affiliates shall not be required to segregate any of its assets for the benefit of the Executive and the Executive shall have only a contractual right against the Employer or its affiliates for the benefits payable hereunder.

      (g) Relocation: Employer has relocated Executive to New Canaan, Connecticut in accordance with Employer's relocation policy. As such, Employer has agreed to pay to Executive a mortgage subsidy of $20,260 per year through December 2002. Employer shall pay to Executive, with respect to any payments in connection with relocation that are subject to federal, state or local taxation, an additional amount so that Executive shall incur no such taxes with respect to such payments.

      (h) Pension and Welfare Benefit Programs: Executive shall be entitled to participate, on a basis and to the extent consistent with Executive's senior executive position (and on a basis no less favorable than other senior executives), in any employee pension or welfare benefit plan, employee stock purchase plan and other so-called fringe benefit programs from time to time in effect for the benefit of employees of Employer generally and/or for any group of employees of which Executive is a member, provided that Executive meets the eligibility requirements of any such plan or program. Executive shall continue to receive short-term and long-term disability coverage, life insurance, medical insurance and dental insurance reasonably comparable to that in effect as of the Effective Date.

      (i) Other Executive Benefits: (1) During the Term, Employer shall (i) provide Executive with an automobile of a make and model commensurate with Executive's position and shall pay all costs of insurance, maintenance and operation for such automobile; (ii) provide Executive with reasonable financial planning and tax services; and (iii) reimburse Executive for reasonable club dues and initiation fees at a club of Executive's choice which is important to the conduct of the business of Employer and which is used for business purposes.

            (2) During the Term, Employer shall, subject to Executive's reasonable cooperation in doing so, obtain and pay all costs of a life insurance policy in the amount of $4,000,000 with respect to which Executive shall be the insured and shall have the right to designate a beneficiary, and shall fully gross up Executive for any income tax on the provision of such life insurance and the gross-up payment.

            (3) During the Term through February 28, 2002, Employer, through insurance or out of its own assets, shall provide that Executive shall receive a lump sum payment of $4,000,000 at such time as he shall incur a Disability for the first time and shall fully gross up Executive for any income taxes on the providing of such benefit (other than on the payment of the benefit) and the gross-up payment.

      (j) VACATION: During the Term, Executive shall be entitled to no less than five (5) weeks paid vacation per year.

      (k) SIGNING BONUS: Upon the execution of this Amended and Restated Employment Agreement and consummation of the merger transaction contemplated by the Merger Agreement, Executive shall be entitled to a special sign-on bonus in the amount of $1,000,000, which shall be paid as soon as practicable thereafter.

      6. OTHER ACTIVITIES. During the Term, Executive is expected to devote to Employer's business his full business time and attention so as to assure full and efficient performance of Executive's duties hereunder. During the Term, Executive shall not, without Employer's prior written consent, engage or participate, directly or indirectly, in any other business as a sole proprietor, partner, employee, officer, shareholder, trustee, paid advisor or paid consultant or accept appointment or election as a director or in any other fiduciary or honorary capacity in any other business, venture or project; provided, however, that nothing in this Agreement shall preclude Executive from devoting nonbusiness time and efforts to charitable, social and civic matters to the extent that such activities do not interfere with Executive's performance of his duties under this Agreement and provided, further, however, that Executive shall not be precluded from making investments as described in the proviso to the first sentence of Section 8(a) hereof.

      7. TERMINATION. Executive's employment under this Agreement may be terminated by Employer at any time without prior notice, subject to the requirement of prior notice if such termination is for Cause. Executive's employment under this Agreement may be terminated by Executive upon not less than two (2) months' prior notice, other than in the case of termination on account of Executive's unforeseen health problems, Disability or Good Reason. If Executive's employment under this Agreement is terminated, the following provisions shall apply:

      (a) Termination of Employment after February 28, 2002 by Employer for a Reason other than Cause or by Executive for Good Reason: If, before the end of the Term and after February 28, 2002, Employer terminates Executive's employment for a reason other than Cause, or if Executive terminates employment on account of Good Reason, Employer shall pay to Executive, within thirty (30) days following the date of such termination, a lump sum amount equal to the sum of
(i) Executive's then annual base salary plus (ii) the amounts that would be paid to Executive under the Annual Incentive Plan and the Long-Term Incentive Plan at Executive's targets for the year or performance period, as the case may be, during which such termination occurs, which sum is multiplied by three (3).

      (b) Termination of Employment after February 28, 2002, by Employer for Cause, by Executive other than for Good Reason, or on account of Death or Disability, or at any time by Employer for Material Cause: If Executive's employment is terminated (i) after February 28, 2002, by Employer for Cause, by Executive other than for Good Reason, or on account of Executive's death or Disability, or (ii) by Employer at any time for Material Cause,

Executive, or his estate in the case of his death, shall receive from Employer, within thirty (30) days following the date of termination, a lump sum amount equal to Executive's annual base salary which is accrued but unpaid as of the date of termination and any amounts, if any, due under Sections 5(i)(2) and (3) hereof.

      (c) Termination of Employment as a result of Death or Disability, by Employer other than for Cause or Material Cause, or by Executive for Good Reason, in each case prior to March 1, 2002: (1) If, prior to March 1, 2002, Executive's employment is terminated as a result of death or Disability, by Employer other than for Material Cause, or by Executive for Good Reason, Employer shall pay to Executive, within thirty (30) days following such termination, a lump sum amount equal to the sum of (w) Executive's annual base salary which is accrued but unpaid as of the date of termination, plus (x) the portions, if any, of amounts under the Annual Incentive Plan and Long-Term Incentive Plan that were earned by Executive but unpaid as of the date of termination, which, in the event bonuses are discretionary, will be determined in good faith, without regard to the termination, based on the level of bonuses for comparable executives, plus (y) the greater of 2.99 and the number of years including fractions thereof, remaining from the CIC Date until June 30, 2003, times the sum of (I) Executive's then annual base salary plus (II) the amounts that would be paid to Executive under the Annual Incentive Plan and the Long-Term Incentive Plan at Executive's targets as in effect immediately prior to the CIC Date, as increased until the date of payment of the amount described above in this Section 7(c)(y), at an annual compounded rate of 8%, plus (z) any amounts, if any, due under Sections 5(i)(2) and (3) hereof. In no event shall the sums of (I) and (II) be less than $1,218,250.

            (2) In addition, if, prior to March 1, 2002, Executive's employment is terminated by Employer other than for Cause (but not as a result of death or Disability) or by Executive for Good Reason, Executive shall vest in all issued but unvested restricted Common Stock and granted but unvested options to acquire Common Stock or stock appreciation rights then held by Executive. The parties acknowledge that solely for purposes of this Section 7(c)(2) (but not any other part of this Section 7), Executive's rights to terminate for Good Reason pursuant to Section (l)(iv) of Appendix A as a result of the consummation of the merger transactions contemplated by the Merger Agreement are not waived and shall continue throughout the Term.

      (d) Non-Exclusivity of Rights: Nothing in this Agreement shall prevent or limit Executive's present or future participation in any benefit, bonus, incentive, or other plan or program provided by Employer for which Executive may qualify, nor shall this Agreement limit or otherwise affect rights that Executive may have under any stock option or other agreements with Employer. Amounts or benefits that are vested or that Executive is otherwise entitled to receive under any plan or program of Employer at, or subsequent to, the date of termination of Executive's employment shall be payable in accordance with such plan or pro-gram; provided, however, that any compensation and benefits received by Executive pursuant to this Agreement shall be in lieu of (but, if necessary to give effect to this provision, shall be reduced by) any and all compensation and benefits that Executive is entitled to receive or may become entitled to receive under any reduction in force or severance pay plan, program or practice that Employer now has in effect or may hereafter put into effect and shall be applied toward satisfying any severance pay and benefits required under federal or state law to be paid or provided to Executive.

      (e) Excise Tax Gross Up: If an excise tax under Section 4999 of the Code or any comparable tax that is in excess of ordinary federal income taxes, as may be in effect from time to time, is imposed on amounts paid to Executive hereunder, or otherwise in connection with or relating to the transactions contemplated by the Merger Agreement or any future transaction involving XL or its affiliates, then Executive shall be reimbursed by Employer in an amount equal to such excise tax and any further tax due on amounts reimbursed hereunder, upon request, at th1e time Executive is required to make a payment thereof.

      8. NON-COMPETITION; CONFIDENTIAL INFORMATION.

      (a) Executive agrees that during the Term, and if Executive's employment is terminated by Executive other than for Good Reason, for a period of twelve
(12) months following the date of termination of this Agreement, Executive shall not (i) engage anywhere within the geographical areas in which NAC Re Corp. and its subsidiaries or affiliates (for purposes of this Section 8, the "NAC RE GROUP") have conducted their business operations as of the Effective Date or at any time prior to the date of termination of Executive's employment directly or indirectly, alone or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in the business conducted by the NAC Re Group as a material component of its reinsurance operations, in direct competition with the NAC Re Group; provided, however, that it is acknowledged and agreed that this Section 8(a)(i) does not prohibit Executive from engaging in the reinsurance business where the Executive is only incidentally engaged in any activity which is a material component of the operations of the NAC Re Group; and Executive further agrees that during the Term, and if Executive's employment is terminated by Executive other than for Good Reason, for a period of twenty-four (24) months following the date of termination of this Agreement Executive shall not (ii) divert to any competitor of the NAC Re Group any customer of the NAC Re Group; provided, however, that Executive may invest in stocks, bonds, or other securities of any similar business (but without otherwise participating in such similar business) if (A) such stocks, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act; and (B) his investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1%) of the issued and outstanding shares, or, in the case of other securities, one percent (1%) of the aggregate principal amount thereof issued and outstanding. If at any time the provisions of this Section 8 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this
Section 8 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 8, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Nothing in this Section 8 shall prevent or restrict Executive from engaging in any business or industry other than those designated herein in any capacity.

      (b) Executive also agrees that, during the Term, and if Executive's employment is terminated by Executive other than for Good Reason, for a period of twenty-four (24) months following the date of termination of this Agreement, Executive shall not solicit any officer, employee or consultant of the NAC Re Group to leave their employ for other employment;

      (c) Executive shall not at any time after the date of termination of employment reveal to anyone other than authorized representatives of the NAC Re Group, or use for Executive's own benefit, any trade secrets, customer information or other information that has been designated as confidential by the NAC Re Group or is understood by Executive to be confidential without the written authorization of the Board in each instance, unless such information is or becomes available to the public or is otherwise public knowledge or in the public domain for reasons other than Executive's acts or omissions.

      (d) If Executive materially breaches any of the obligations under this
Section 8, Employer shall have no further compensation or benefit obligations pursuant to this Agreement or pursuant to the Annual Incentive Plan or the Long-Term Incentive Plan but shall remain obligated for compensation and benefits for periods prior to such breach as provided in any other plans, policies or practices then applicable to Executive in accordance with the terms thereof. Executive hereby acknowledges that Employer's remedies at law for any breach of Executive's obligations under this Section 8 would be inadequate, and Executive and Employer agree that in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief may be granted in any proceeding which may be properly brought by Employer to enforce the provisions of this Section 8 without the necessity of proof of actual damages.

      9. NO MITIGATION OBLIGATION; NO SET-OFF OR COUNTERCLAIMS. In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. Any amounts that may be earned by Executive other than from Employer shall not reduce Employer's obligation to make any payments hereunder. The amounts payable by Employer hereunder shall not be subject to any right of set-off that Employer may assert against Executive.

10. TAXES. Employer may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Employer is required to withhold pursuant to any law, regulation or ruling. Executive shall bear all expense of, except as otherwise contemplated herein, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder.

      11. SUCCESSORS AND BINDING AGREEMENT.

      (a) Employer will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Employer, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer is required to perform it. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date on which Executive's employment with Employer was terminated. As used in this Agreement "Employer" shall include any successor to Employer's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Except as provided above, Employer may not assign this Agreement. As of the CIC Date, XL agrees to guarantee payment of the obligations of the Employer under this Agreement. Such guarantee shall be a guarantee of payment, not collections. With respect to such guarantee, XL and Executive agree to resolve any disputes as provided in Section 15 hereof and as part of the same arbitration in which Executive and Employer participate.

      (b) This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amount is still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

      12. NOTICES. For the purpose of this Agreement notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, provided that all notices to Employer shall be directed to the attention of the Office of the General Counsel of NAC Re Corp., or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:

                  Employer:

                  NAC Re Corp.
                  Office of the General Counsel
                  One Greenwich Plaza
                  P.O. Box 2568
                  Greenwich, CT 06386-2568

                  Executive:

                  Nicholas M. Brown, Jr.,
                  297 Smith Ridge Road
                  New Canaan, Connecticut 06840

                  XL Capital Ltd or Dasher Acquisition Corp.:

                  XL Capital Ltd
                  Cumberland House
                  One Victoria Street
                  Hamilton HM 11 Bermuda

                  Attn:  General Counsel

      13. GOVERNING LAW. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such State, to the extent not preempted by applicable federal law.

      14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      15. ARBITRATION. Any dispute arising out of or in any way relating to this Agreement or Executive's employment with Employer, including, without limitation, any claims Executive may assert under the Age Discrimination in Employment Act of 1967, as amended, shall be resolved by arbitration in Connecticut through the Stamford, Connecticut office of the American Arbitration Association in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association except to the extent such provisions are modified as hereinafter provided. The arbitration proceeding shall be conducted by three (3) arbitrators. Executive and Employer shall each designate one (1) arbitrator, each of whom shall be an attorney admitted to practice in one or more states who has ten (10) or more years of experience in employment matters, and the arbitrators so selected shall thereafter designate a third arbitrator (who shall be a member of the National Academy of Arbitrators) by mutual agreement. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement. The decision of the arbitrators shall be final and binding on Employer and Executive. Employer and Executive shall each pay their own legal fees associated with arbitration proceedings hereunder, but the fees of the arbitrators and any other costs associated with such arbitration proceedings shall be shared equally, provided, however, that in connection with any arbitration arising out of the failure of Employer to pay all or any part of the payments due hereunder on account of a termination prior to January 1, 2002, Employer shall reimburse Executive his legal fees and disbursements, as well as his share of the cost of the arbitrators and the other arbitration costs, if Executive should prevail on any material matter in the arbitration.

      16. MERGER. This Agreement (coupled with other ancillary written agreements to which Employer and Executive are a party such as stock option and restricted stock agreements) expresses in full the understanding of Employer and Executive, and all promises, representations, understandings, arrangements and prior agreements with regard to Executive's employment by Employer are merged herein.

      17. WAIVER. Failure by either party hereto to insist upon strict adherence to any one or more of the covenants or terms contained herein, on one or more occasions, shall not be construed to be a waiver nor deprive such party of the right to require strict compliance with the same thereafter.

      18. AMENDMENTS. No amendments hereto, or waivers or releases of obligations or liabilities hereunder, shall be effective unless agreed to in writing by all parties hereto.

      19. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      20. INDEMNIFICATION. XL and the Employer shall indemnify and hold Executive harmless to the fullest extent permitted by applicable law with regard to any action or inaction taken by Executive as a director or officer of Employer or XL or the affiliates of either following the CIC Date. XL and Employer shall cover Executive under director and officer liability insurance to the highest level either covers any other officer or director following the CIC Date and both during and after the Term hereof, so long as Executive may be subject to any liability for actions or inactions he took following the CIC Date while a director or offi-cer of Employer or XL or affiliates of either, but no longer than six (6) years following the end of the Term except as to any claim made prior thereto. In addition, each of XL and Employer agree that the Executive shall be entitled to the rights, benefits and remedies afforded under Section 5.11 of the Merger Agreement and may enforce the same against XL and the Employer.

      IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Employment Agreement to be executed as of the year and day first above written, to be effective as of the CIC Date, and this Amended and Restated Employment Agreement shall in no event take effect in the event of the termination and abandonment of the Merger Agreement.

         XL Capital Ltd                    NAC Re Corporation



         By:                               By:
             ------------------------          ------------------------

         Dasher Acquisition Corp.          NAC Reinsurance Corporation



         By:                               By:
             ------------------------          ------------------------



                                           ----------------------------
                                              Nicholas M. Brown, Jr.

                                  APPENDIX "A"


      As stated in Section 1(l) of the Agreement, for all purposes with respect to the Executive Equity Rights (as such term is defined in Section 1(l) of the Agreement), the definition of "GOOD REASON" shall remain as set forth in Section 1(l) of the Agreement prior to the execution of this Amended and Restated Employment Agreement, which definition is set forth below:

            A(l) "GOOD REASON" shall mean the occurrence, without Executive's express written consent, of any of the following circumstances unless, in the case of paragraphs (i), (vi), (vii), (viii) or (ix), such circumstances are fully corrected within sixty (60) days following Executive's written notice to Employer in respect thereof:

                  A(i) the assignment to Executive of any duties inconsistent with his offices and status as of the Effective Date (or any offices and status to which Executive has been promoted at the time), or a substantial diminution in the nature or status of Executive's responsibilities;

                  A(ii) the failure of Employer to retain Executive as Chief
            Executive Officer of NAC Re Corp. or to appoint Executive as Chairman of the Board as set forth in sections 2 and 3 hereof;

                  A(iii) a reduction in Executive's annual base salary as in effect on the Effective Date, on January 1, 1999 or as the same may be increased from time to time;

                  A(iv) in the event of a Change in Control, any circumstances in which Executive is not Chief Executive Officer of a publicly traded, independent reinsurance company; for the purposes of this provision, "independent reinsurance company" is deemed to mean that a single shareholder or group, other than an investment advisor holding shares for others, does not own 20% or more of the Company's stock;

                  A(v) the relocation of the office in which Executive is
            located on the Effective Date to a location more than forty-five
            (45) miles therefrom;

                  A(vi) a material reduction in the aggregate benefits and
            compensation provided to Executive under Employer's employee pension and welfare benefit plans and incentive compensation, stock option and stock ownership plans;

                  A(vii) the failure of Employer to obtain a satisfactory
            agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11 hereof;

                  A(viii) the failure to Employer to offer to renew Executive's employment contract, within eighteen (18) months preceding its expiration, with terms which are at least as favorable as those set forth herein; or

                  A(ix) any purported termination of Executive's employment by
            Employer for Cause for which Executive is not given notice of such termination in accordance with Section 1(c) hereof; for purposes of this Agreement, no such purported termination shall be effective.

            "EXECUTIVE'S continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. In the event of a termination of Executive's employment by Executive for Good Reason, Executive shall provide Employer not less than sixty (60) days' notice of such termination. Such notice shall indicate that such termination is for Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for Executive's termination for Good Reason. If within sixty (60) days following the date on which such notice of termination is given, Employer notifies Executive that a dispute exists concerning the grounds for termination, the date of termination for determining the timing of any obligation under this Agreement shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by arbitration pursuant to Section 15 hereof; provided, further, that the date of termination shall be extended by a dispute only if such notice of dispute is given in good faith and Employer pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, Employer will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, annual base salary) and continue Executive as a participant in all other incentive compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 1(l), unless resolution of such dispute is unreasonably delayed by Executive. Amounts paid under this Section 1(l) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement."


                                      A-2